EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Record First Quarter Earnings:
Highlights include -
•	Net Income of $9.3 million for the three months ended March 31, 2024 increased $6.1 million, or 187.6%, as compared to $3.2 million for the three months ended March 31, 2023
•	Total Deposits grew $110.7 million, or 5.4%, reaching $2.2 billion at March 31, 2024 as compared to $2.0 billion at December 31, 2023.
•	Net interest margin of 3.64% for the quarter ended March 31, 2024 decreased 14 basis points, or 3.7%, versus 3.78% for the quarter ended March 31, 2023
•	Trust and investment advisory income rose $513 thousand, or 21.6%, to $2.9 million, for the quarter ended March 31, 2024 from $2.4 million for the quarter ended March 31, 2023.
•	Total Loans of $1.7 billion at March 31, 2024 were relatively unchanged from year-end 2023
•	Book value per share increased $0.55, or 1.9%, reaching $29.81 at March 31, 2024 as compared to $29.26 at December 31, 2023

MIDDLETOWN, N.Y., May 1, 2024 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $9.3 million, or $1.65 per basic and diluted share, for the quarter ended March 31, 2024.  This represents a $6.1 million, or 187.6%, increase in net income as compared to $3.2 million, or $0.57 per basic and diluted share, for the quarter ended March 31, 2023.  The increase in earnings was the result of continued growth in net interest income, managed operating expenses, and a reduction in expense related to provision for credit losses, as well as the recovery of $1.9 million from the sale of Signature Bank subordinated debt previously written off.  The quarter also included an increase in non-interest income of approximately 16.3%, or $516 thousand, to $3.7 million for the quarter ended March 31, 2024 as compared to $3.2 million for the quarter ended March 31, 2023.
Book value per share rose $0.55, or 1.9%, from $29.26 at December 31, 2023 to $29.81 at March 31, 2024. Tangible book value per share also increased $0.56, or 2.0%, from $28.12 at December 31, 2023 to $28.68 at March 31, 2024 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). These increases were the result of earnings growth during the quarter offset by an increase in unrealized losses in the investment portfolio attributed to interest rate changes during the first quarter of 2024.
“Though now a full year into a very dynamic and challenging interest rate environment, I am pleased to report the Bank continues to perform well, producing yet another record quarterly result,” said Orange Bank President and CEO Michael Gilfeather. “While optimism remains for the Federal Reserve to begin reducing interest rates later this year, we are assuming a more conservative posture which we believe will benefit the Bank regardless of the rate environment.  In Q1 2024, the Bank earned $9.3 million versus $3.2 million in the same quarter last year.  Contributing to these earnings was a $1.9 million recovery on an investment position in Signature Bank subordinated debt which we wrote off in Q1 2023 following that institution’s failure.  It was a conservative approach to managing a risk, which has now resulted in the benefit to earnings of a recovery.

Q1 2024 also saw a resurgence of deposit growth, with total deposits increasing $110.7 million, or 5.4%, to $2.2 billion at  March 31, 2024, versus $2.0 billion at December 31, 2023.  The increase was primarily the result of growth in lower cost core deposits.  The combined growth of core and brokered deposits helped pay down a significant portion of our more expensive FHLBNY credit line.  FHLBNY borrowings, short term, at quarter end stood at $28 million, down from $224.5 million at year end 2023.  Overall, our average cost of deposits remained relatively low at 1.34%.  While today’s higher interest rate environment will continue to pressure deposit rates and margins, we believe active management and strategic execution will enable us to continue to mitigate these pressures.  Moreover, through our relationship banking and tight management of net interest margin, we can continue to be a leading performer within the industry.
In addition to active risk and cost management, we continue to carefully manage loan origination, which largely offset loan repayments during the quarter.  This enabled us to replace older, lower rate loans with new vintage and higher rate product.  In addition to the growth of lower cost deposits, managing our loan portfolio in this manner has allowed us to temper the margin compression that has impacted the entire banking industry.  This resulted in our net interest margin decreasing only 14 basis points, to 3.64% when compared to the same quarter last year and 8 basis points versus the fourth quarter 2023.  Our loan portfolio stood at $1.7 billion as of March 31, 2024.
Our Wealth Management division also enjoyed a terrific quarter.  Trust and investment advisory income rose $513 thousand, or 21.6%, to $2.9 million for the quarter ended March 31, 2024, from $2.4 million for the quarter ended March 31, 2023.  This growth was split almost equally between new asset and new client acquisition as well as market performance.  As part of non-interest income, Wealth Management provides the Bank an ancillary source of revenue while providing clients with additional value-added resources.  The latter ties directly into our trusted advisor strategy, helping create deeper, longer lasting relationships between Orange Bank and its clients.

I am proud of our team’s ability to execute across our platform in a challenging rate environment, with record results for the quarter all the more impressive.  Our unwavering commitment to clients, familiarity with the markets we serve, and focus on cost management and execution allow us to remain nimble in the face of uncertainty and continue to effectively manage margins and generate profitability.  This is a tribute to our employees, and I thank them and our clients and shareholders for their ongoing trust, support, and business.”

First Quarter 2024 Financial Review
Net Income
Net income for the first quarter of 2024 was $9.3 million, an increase of $6.1 million, or 187.6%, from net income of $3.2 million for the first quarter of 2023. This increase represents a combination of higher net interest income and increased noninterest income versus the same quarter last year.  In addition, net income for the first quarter of 2024 was positively impacted by a net credit related to the provision for credit losses as a result of a recovery associated with the write-off of Signature Bank subordinated debt during the first quarter of 2023.
Net Interest Income
For the three months ended March 31, 2024, net interest income rose $462 thousand, or 2.2%, to $21.6 million versus $21.1 million during the same period last year.  Coupled with an increase in total interest income of $4.7 million, total interest expense increased $4.3 million due to higher deposit and borrowing costs in the current period.
Total interest income rose $4.7 million, or 17.9%, to $31.1 million for the three months ended March 31, 2024, compared to $26.4 million for the three months ended March 31, 2023.  The increase reflected 17.3% growth in interest and fees associated with loans, a 5.0% increase in income from taxable investment securities, and a 94.1% increase in income related to fed funds interest and balances held at correspondent banks.
Total interest expense increased $4.3 million during the first quarter of 2024, to $9.5 million, as compared to $5.2 million in the first quarter of 2023. The increase represented the continued impact of rising interest rates on customer deposits as well as higher cost associated with FHLB borrowings and brokered deposits as alternate sources of funding.  Interest expense associated with savings and NOW accounts totaled $4.6 million during the first quarter of 2024 as compared to $2.4 million during the first quarter of 2023.  Interest expense from FHLB advances and borrowings during the current quarter totaled $2.3 million as compared to $2.1 million during the first quarter of 2023.  Interest expense related to brokered deposits totaled $2.3 million during the first quarter of 2024 as compared to $387 thousand during the first quarter of 2023.
Provision for Credit Losses
As of January 1, 2023, the Company adopted the current expected credit losses methodology (“CECL”) accounting standard, which includes loans individually evaluated, as well as loans evaluated on a pooled basis to assess the adequacy of the allowance for credit losses. The Bank seeks to estimate lifetime losses in its loan and investment portfolio by using expected discounted cash flows and supplemental qualitative considerations, including relevant economic considerations, portfolio concentrations, and other external factors, as well as evaluating investment securities held by the Bank.

The Company recognized a net credit related to the provision for credit losses of $1.6 million for the three months ended March 31, 2024, as compared to a provision of $6.4 million for the three months ended March 31, 2023.  This decrease includes the recognition of a $1.9 million recovery associated with the write-off of Signature Bank subordinated debt during 2023 as well as the impact of the methodology associated with estimated lifetime losses and loans outstanding at the end of the quarter.  The recovery was received as proceeds from the sale of the subordinated debt securities and as part of that transaction, management evaluated the need for an Allowance for Credit Losses (“ACL”) associated with investment securities.  The evaluation determined that an ACL was not required for the portfolio and, accordingly, the amount was reversed from the provision and reduced the ACL on investment securities to zero.  The 2023 provision includes the effect of a $5 million reserve associated with the write-off of an investment in Signature Bank subordinated debt.  The allowance for credit losses to total loans was 1.47% as of March 31, 2024 versus 1.44% as of December 31, 2023.  No additional reserves for investment securities were recorded during 2023.
Non-Interest Income
Non-interest income rose $516 thousand, or 16.3%, to $3.7 million for the three months ended March 31, 2024 as compared to $3.2 million for the three months ended March 31, 2023.  This growth was related to increased fee income within each of the Company’s fee income categories, including investment advisory, trust, and service charges on deposit accounts.
Non-Interest Expense
Non-interest expense was $15.3 million for the first quarter of 2024, reflecting an increase of $1.3 million, or 9.1%, as compared to $14.0 million for the same period in 2023.  The increase in non-interest expense for the three-month period continues to reflect the Company’s investment in growth. This investment consists primarily of increases in compensation, occupancy, information technology, and deposit insurance costs. Our efficiency ratio increased to 60.5% for the three months ended March 31, 2024, from 57.7% for the same period in 2023.
Income Tax Expense
Provision for income taxes for the three months ended March 31, 2024 was $2.3 million, compared to $696 thousand for the same period in 2023.  The increase was directly related to provisions associated with the Company’s increased earnings for the quarter.  Our effective tax rate for the three-month period ended March 31, 2024 was 20.0%, as compared to 17.7% for the same period in 2023.

Financial Condition
Total consolidated assets decreased slightly by $33.0 million, or 1.3%, and remained relatively level at $2.5 billion at December 31, 2023 and March 31, 2024.  The decrease reflected a slight contraction in loans and cash during the first quarter of 2024.
Total cash and due from banks decreased from $147.4 million at December 31, 2023, to $144.7 million at March 31, 2024, a decrease of approximately $2.7 million, or 1.8%. This decrease resulted primarily from increases in deposit balances and a decrease in borrowings.
Total investment securities fell $22.7 million, or 4.5%, from $504.5 million at December 31, 2023 to $481.8 million at March 31, 2024. The decrease was driven primarily by investment maturities during the first three months of 2024.
Total loans decreased $14.5 million, or 0.83%, to $1.7 billion at March 31, 2024.  The decrease was due primarily to payoff of approximately $13.5 million related to commercial and industrial loans.
Total deposits increased $110.7 million, to $2.2 billion at March 31, 2024 from approximately $2.0 billion at December 31, 2023.  This increase was due primarily to $67.9 million of growth in interest bearing demand deposits; $68.9 million increase in money market accounts; $15.8 million growth in savings accounts; and $22.1 million increase in time deposits mainly associated with brokered deposits which the Bank utilized to increase cash balances and reduce borrowings during the first quarter.  The increases in deposits were offset by a $63.3 million decrease in noninterest-bearing demand accounts during the quarter.  Deposit composition at March 31, 2024 included 46.9% in demand deposit accounts (including NOW accounts) as a percentage of total deposits.  Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represent approximately 37% of total deposits at March 31, 2024 and at December 31, 2023.
FHLBNY short-term borrowings were $28.0 million at March 31, 2024 down from $224.5 million at December 31, 2023.  The decrease in borrowings was driven mainly by increased deposits which outpaced loan growth during the quarter and allowed for paydowns of borrowings while maintaining consistent levels of cash at March 31, 2024.
Stockholders’ equity increased $3.3 million, or 2.0%, to $168.7 million at March 31, 2024 from $165.4 million at December 31, 2023. The increase was due primarily to $9.3 million of net income during first quarter 2024 partially offset by an increase in unrealized losses of approximately $5.0 million on the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes.
At March 31, 2024, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital-to-average-assets ratio was 9.72%, both common equity and Tier 1 capital-to-risk-weighted-assets were 13.49%, and total-capital-to-risk-weighted-assets was 14.74%.

Wealth Management
At March 31, 2024, our Wealth Management Division, which includes trust and investment advisory, totaled $1.7 billion in assets under management or advisory as compared to $1.6 billion at December 31, 2023, reflecting an increase of 5.9%.  Trust and investment advisory income for the quarter ended March 31, 2024 totaled $2.9 million and represented an increase of 21.6%, or $513 thousand, as compared to $2.4 million for the quarter ended March 31, 2023.

The breakdown of trust and investment advisory assets as of March 31, 2024 and December 31, 2023, respectively, is as follows:

ORANGE COUNTY BANCORP, INC.
SUMMARY OF AUM/AUA
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2024		At December 31, 2023
	Amount	Percent	Amount	Percent
Investment Assets Under Management & Advisory	$ 989,950	59.16%	$ 909,384	57.56%
Trust Asset Under Administration & Management	683,408	40.84%	670,515	42.44%
Total	$ 1,673,358	100.00%	$ 1,579,899	100.00%

Loan Quality
At March 31, 2024, the Bank had total non-performing loans of $5.8 million, or 0.33% of total loans.  Total non-accrual loans represented approximately $5.8 million of loans at March 31, 2024, compared to $4.4 million at December 31, 2023.
Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings.  As of March 31, 2024, the Bank’s cash and due from banks totaled $144.7 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of March 31, 2024, the Bank’s investment in securities available for sale was $476.1 million, of which $111.3 million was not pledged as collateral.  Additionally as of March 31, 2024, the Bank’s overnight advance line capacity at the Federal Home Loan Bank of New York was $622.4 million, of which $108.0 million was used to collateralize municipal deposits and $38.0 million was utilized for overnight and long term FHLBNY advances.  As of March 31, 2024, the Bank’s unused borrowing capacity at the FHLBNY was $476.4 million. The Bank also maintains additional borrowing capacity of $25 million with other correspondent banks.  Additional funding is available to the Bank through the discount window lending by the Federal Reserve.  At March 31, 2024, the Bank utilized $50 million of funding through the Bank Term Funding Program from the Federal Reserve under a one-year facility.
The Bank also considers brokered deposits an element of its deposit strategy.  As of March 31, 2024, the Bank had brokered deposit arrangements with various terms totaling $207.1 million.

Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	March 31, 2024	December 31, 2023
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 168,668	$ 165,376
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,035)	(1,107)
Tangible common equity	$ 162,274	$ 158,910
Common shares outstanding	5,657,458	5,651,311
Book value per common share	$ 29.81	$ 29.26
Tangible book value per common share	$ 28.68	$ 28.12

Tangible Assets
Total assets	$ 2,452,513	$ 2,485,468
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,035)	(1,107)
Tangible assets	$ 2,446,119	$ 2,479,002
Tangible common equity to tangible assets	6.63%	6.41%

About Orange County Bancorp, Inc.
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.5 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	March 31, 2024	December 31, 2023

ASSETS

Cash and due from banks	$ 144,726	$ 147,383
Investment securities - available-for-sale	476,077	489,948
(Amortized cost $553,727 at March 31, 2024 and $560,994 at December 31, 2023)
Restricted investment in bank stocks	5,711	14,525
Loans	1,732,550	1,747,062
Allowance for credit losses	(25,473)	(25,182)
Loans, net	1,707,077	1,721,880

Premises and equipment, net	16,019	16,160
Accrued interest receivable	10,135	5,934
Bank owned life insurance	41,689	41,447
Goodwill	5,359	5,359
Intangible assets	1,035	1,107
Other assets	44,685	41,725

TOTAL ASSETS	$ 2,452,513	$ 2,485,468

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 635,952	$ 699,203
Interest bearing	1,513,479	1,339,546
Total deposits	2,149,431	2,038,749

FHLB advances, short term	28,000	224,500
FHLB advances, long term	10,000	10,000
BTFP borrowing	50,000	-
Subordinated notes, net of issuance costs	19,538	19,520
Accrued expenses and other liabilities	26,876	27,323

TOTAL LIABILITIES	2,283,845	2,320,092

STOCKHOLDERS' EQUITY

Common stock, $0.50 par value; 15,000,000 shares authorized;
5,683,304 issued; 5,657,458 and 5,651,311 outstanding,
at March 31, 2024 and December 31, 2023, respectively	2,842	2,842
Surplus	120,525	120,392
Retained Earnings	115,351	107,361
Accumulated other comprehensive income (loss), net of taxes	(69,092)	(64,108)
Treasury stock, at cost; 25,846 and 31,993 shares at March 31,
2024 and December 31, 2023, respectively	(958)	(1,111)
TOTAL STOCKHOLDERS' EQUITY	168,668	165,376

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,452,513	$ 2,485,468

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	For Three Months Ended March 31,
	2024	2023
INTEREST INCOME
Interest and fees on loans	$ 25,614	$ 21,836
Interest on investment securities:
Taxable	3,226	3,073
Tax exempt	568	597
Interest on Federal funds sold and other	1,665	858

TOTAL INTEREST INCOME	31,073	26,364

INTEREST EXPENSE
Savings and NOW accounts	4,577	2,430
Time deposits	2,414	459
FHLB advances and borrowings	2,251	2,105
Note payable	-	-
Subordinated notes	230	231
TOTAL INTEREST EXPENSE	9,472	5,225

NET INTEREST INCOME	21,601	21,139

Provision for credit losses	(1,640)	6,355
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	23,241	14,784

NONINTEREST INCOME
Service charges on deposit accounts	235	174
Trust income	1,312	1,176
Investment advisory income	1,575	1,198
Investment securities gains(losses)	-	107
Earnings on bank owned life insurance	241	238
Other	323	277
TOTAL NONINTEREST INCOME	3,686	3,170

NONINTEREST EXPENSE
Salaries	6,738	6,254
Employee benefits	2,122	1,867
Occupancy expense	1,161	1,254
Professional fees	1,436	1,048
Directors' fees and expenses	322	230
Computer software expense	1,235	1,223
FDIC assessment	418	330
Advertising expenses	364	276
Advisor expenses related to trust income	33	29
Telephone expenses	187	169
Intangible amortization	71	71
Other	1,223	1,277
TOTAL NONINTEREST EXPENSE	15,310	14,028

Income before income taxes	11,617	3,926

Provision for income taxes	2,327	696
NET INCOME	$ 9,290	$ 3,230

Basic and diluted earnings per share	$ 1.65	$ 0.57

Weighted average shares outstanding	5,634,937	5,625,660

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended March 31,
	2024			2023
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,738,199	$ 25,611	5.91%	$ 1,619,240	$ 21,824	5.47%
PPP Loans	209	3	5.76%	1,713	12	2.84%
Investment securities	481,530	3,432	2.86%	530,762	3,568	2.73%
Due from banks	149,596	1,665	4.46%	102,097	858	3.41%
Other	10,894	362	13.33%	11,652	102	3.55%
Total interest earning assets	2,380,428	31,073	5.24%	2,265,464	26,364	4.72%
Non-interest earning assets	94,647			95,583
Total assets	$ 2,475,075			$ 2,361,047

Liabilities and equity:
Interest-bearing demand accounts	$ 360,287	$ 437	0.49%	$ 321,224	$ 242	0.31%
Money market accounts	620,028	3,355	2.17%	605,968	1,673	1.12%
Savings accounts	235,829	785	1.34%	257,971	515	0.81%
Certificates of deposit	209,642	2,414	4.62%	95,550	459	1.95%
Total interest-bearing deposits	1,425,786	6,991	1.97%	1,280,713	2,889	0.91%
FHLB Advances and other borrowings	167,484	2,251	5.39%	177,933	2,106	4.80%
Note payable	-	-	0.00%	-	-	0.00%
Subordinated notes	19,526	230	4.72%	19,454	231	4.82%
Total interest bearing liabilities	1,612,796	9,472	2.36%	1,478,100	5,226	1.43%
Non-interest bearing demand accounts	668,439			713,717
Other non-interest bearing liabilities	28,446			25,115
Total liabilities	2,309,681			2,216,932
Total shareholders' equity	165,394			144,115
Total liabilities and shareholders' equity	$ 2,475,075			$ 2,361,047

Net interest income		$ 21,601			$ 21,138
Interest rate spread [1]			2.88%			3.29%
Net interest margin [2]			3.64%			3.78%
Average interest earning assets to interest-bearing liabilities	147.6%			153.3%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)
	Three Months Ended March 31,
	2024	2023
Performance Ratios:
Return on average assets (1)	1.50%	0.55%
Return on average equity (1)	22.47%	8.97%
Interest rate spread (2)	2.88%	3.29%
Net interest margin (3)	3.64%	3.78%
Dividend payout ratio (4)	13.95%	40.06%
Non-interest income to average total assets	0.15%	0.13%
Non-interest expenses to average total assets	0.62%	0.59%
Average interest-earning assets to average interest-bearing liabilities	147.60%	153.27%

Asset Quality Ratios:
Non-performing assets to total assets	0.24%	0.32%
Non-performing loans to total loans	0.33%	0.48%
Allowance for credit losses to non-performing loans	440.86%	315.0%
Allowance for credit losses to total loans	1.47%	1.51%

Capital Ratios (5):
Total capital (to risk-weighted assets)	14.74%	13.61%
Tier 1 capital (to risk-weighted assets)	13.49%	12.35%
Common equity tier 1 capital (to risk-weighted assets)	13.49%	12.35%
Tier 1 capital (to average assets)	9.72%	9.07%

Notes:
(1)	Annualized for the three month periods ended March 31, 2024 and 2023, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended March 31,
	2024	2023
Interest income	$ 31,073	$ 26,364
Interest expense	9,472	5,225
Net interest income	21,601	21,139
Provision for credit losses	(1,640)	6,355
Net interest income after provision for credit losses	23,241	14,784
Noninterest income	3,686	3,170
Noninterest expenses	15,310	14,028
Income before income taxes	11,617	3,926
Provision for income taxes	2,327	696
Net income	$ 9,290	$ 3,230

Basic and diluted earnings per share	$ 1.65	$ 0.57
Weighted average common shares outstanding	5,634,937	5,625,660

	At	At
	March 31, 2024	December 31, 2023
Book value per share	$ 29.81	$ 29.26
Net tangible book value per share (1)	$ 28.68	$ 28.12
Outstanding common shares	5,657,458	5,651,311

Notes:
(1)      Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $1,035, and $1,107 in other intangible assets for March 31, 2024 and December 31, 2023, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2024		At December 31, 2023
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$ 260,021	15.01%	$ 273,562	15.66%
Commercial real estate	1,261,860	72.83%	1,259,356	72.08%
Commercial real estate construction	84,005	4.85%	85,725	4.91%
Residential real estate	78,923	4.56%	78,321	4.48%
Home equity	13,322	0.77%	13,546	0.78%
Consumer	34,419	1.99%	36,552	2.09%
Total loans	1,732,550	100.00%	1,747,062	100.00%
Allowance for loan losses	25,473		25,182
Total loans, net	$ 1,707,077		$ 1,721,880

(a) - Includes PPP loans of:	$ 204		$ 215
ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2024			At December 31, 2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 635,952	29.59%	0.00%	$ 699,203	34.30%	0.00%
Interest bearing demand accounts	372,757	17.34%	0.47%	304,892	14.95%	0.49%
Money market accounts	653,115	30.39%	2.23%	584,976	28.69%	2.04%
Savings accounts	243,976	11.35%	1.30%	228,161	11.19%	1.19%
Certificates of Deposit	243,631	11.33%	4.62%	221,517	10.87%	4.57%
Total	$ 2,149,431	100.00%	1.43%	$ 2,038,749	100.00%	1.29%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	March 31, 2024	December 31, 2023

Non-accrual loans:
Commercial and industrial	$ 2,515	$ 556
Commercial real estate	2,655	2,692
Commercial real estate construction	-	-
Residential real estate	589	1,179
Home equity	-	-
Consumer	-	-
Total non-accrual loans	5,759	4,427
Accruing loans 90 days or more past due:
Commercial and industrial	-	-
Commercial real estate	19	-
Commercial real estate construction	-	-
Residential real estate	-	-
Home equity	-	-
Consumer	-	-
Total loans 90 days or more past due	19	-
Total non-performing loans	5,778	4,427
Other real estate owned	-	-
Other non-performing assets	-	-
Total non-performing assets	$ 5,778	$ 4,427

Ratios:
Total non-performing loans to total loans	0.33%	0.25%
Total non-performing loans to total assets	0.24%	0.18%
Total non-performing assets to total assets	0.24%	0.18%

Notes:
1 - Includes non-accruing TDRs:	$ 2,355	$ 2,391